Exhibit 99.1

CENTRAL VIRGINIA BANKSHARES: REPORTS LOWER 1st QUARTER EARNINGS

POWHATAN, VA., April 30, 2007 / PR Newswire / - Central Virginia Bankshares, Inc. (NASDAQ: CVBK) reported first quarter 2007 earnings of $849,509 a decline of $446,882 or 34.5 percent when compared to $1,296,391 in the first quarter of 2006. On a per share basis, basic earnings were $0.35 per share a decline of 35.2 percent versus $0.54 per share in the first quarter of the prior year. On a fully diluted basis, net income per share was $0.35 a decline of 34.0 percent compared to $0.53 in the comparable period of the prior year. For the first quarter, the return on average assets was 0.76 percent versus the prior year’s 1.30 percent. The return on average shareholders equity was 9.05 percent compared to 15.42 percent in last year’s first quarter. At quarter end, total shareholders equity stood at a record $38.2 million, versus $33.3 million in the first quarter of 2006. Accordingly, the book value of a share of common stock rose to $15.72 compared to $13.86 in 2006.

The fully tax equivalent net interest income in the first quarter was $3.73 million, a decline of 5.0 percent compared to $3.92 million in the first quarter of 2006. The tax equivalent net interest margin was 3.59 percent for the quarter versus 4.22 percent in first quarter 2006. This margin compression is a result of continued strong deposit growth with very little loan growth coupled with a flat yield curve. Non-interest income declined as well, ending the quarter at $801,741 a decrease of 17.5 percent from the prior year’s first quarter total of $972,215. This change is attributable to the lower volume and revenue generated by the secondary market mortgage loan sales; lower deposit fees and charges due to the introduction of no service charge checking in the fourth quarter 2006 and lower overdraft volumes; the absence of significant net securities gains as a result of normal investment portfolio management and a general decline in other miscellaneous income. Non-performing assets at the end of the first quarter 2007 totaled $1,648,282, an increase of $647,842 from the December 31, 2006 balance of $1,000,440, and an increase of $684,376 from the balance at the end of the first quarter 2006 of $963,906.There was no loan loss provision expense in the first quarter of 2007 despite the increase in non-performing loans, as management believes the reserve is sufficient to absorb any potential future losses. This decision was based upon the low growth in balances of loans outstanding, the reserve representing 1.35 percent of loans, and no significant net charge-offs for the quarter. The reserve for loan losses now represents 174 percent of quarter-end non-performing assets.

Average earning assets in the first quarter were $415.2 million, an increase of $43.3 million or 11.7 percent compared to $371.8 million in the corresponding quarter last year. Average loan balances grew by $9.0 million to $209.7 million, an increase of 4.5 percent from the prior year’s first quarter average balances of $200.7 million. The bank's investment securities portfolio averaged $180.8 million, an increase of $10.5 million from $170.3 million in first quarter 2006, while overnight funds sold averaged $24.0 million, a significant increase from the $79,567 average in the first quarter of 2006. Deposits continue their growth, averaging $364.8 million for the quarter an increase of $43.0 million or 13.4 percent increase versus last year’s first quarter average of $321.8 million, with the majority of the growth concentrated in higher rate certificates of deposit. Total borrowings, which consist of overnight advances and term borrowings from the Federal home loan bank, overnight fed funds purchased, retail repurchase agreements, and long-term capital trust preferred, averaged $40.2 million, a decline of $2.7 million from the prior year’s first quarter average of $43.0 million. Total assets averaged $444.9 million, having grown by $44.5 million or 11.1 percent from $ 400.4 million in the prior year.

Non-interest expense for the first quarter 2007 increased by 9.1 percent to $3.3 million as compared to $3.0 million last year. Salaries and benefits totaled $1,875,700 for the first quarter and increased by $113,870, representing the largest single component of the overall increase in non-interest expenses and resulted largely from additions to staff for business development and lending, as well as cost increases resulting from filling previously open positions. Equipment repairs and maintenance was up 44 percent to $110,231; while advertising and public relations expense was up 131.8 percent to $172,817 largely due to our new ongoing marketing program; and other operating expenses were up 12.8 percent to $465,466 a function of the bank’s overall growth. The company will focus its efforts on controlling future expense growth, with a goal of improving its efficiency ratio, which has risen to 73.3 percent for the quarter compared to 62.1 percent in the first quarter of the prior year.

Ralph Larry Lyons, President and CEO of Central Virginia Bankshares, Inc., commented: “First quarter earnings and profitability were indeed a disappointment. However, we continue to exceed our expectations for deposit growth, and with our increased emphasis on marketing and business development, we anticipate increasing loan growth in the future quarters, which should greatly help to improve our profitability. Our bank is financially sound, and profitable, just not as profitable as we should be.” He added “...we fully anticipated that in addition to the net interest margin compression, expenses in 2007 would be up as well, due to increases in staff, our marketing campaign, and the impact of Sarbanes-Oxley compliance. Despite the first quarter’s decline in profitability, we still believe we are well positioned to continue our record of outstanding performance, in addition, we continue with our plans to expand our franchise through the addition of new branch locations in the future.”

Readers are cautioned that this press release may contain forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge and assumptions about future events, and may address issues that involve significant risks, uncertainties, and estimates, that may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 34 year old $460 million community bank with its headquarters and main office in Powhatan County, and six additional branch offices; two branches in the adjacent County of Cumberland, three branches in western Chesterfield County, and one branch in western Henrico County.

Selected Financial Data Follows for Central Virginia Bankshares, Inc.:

SOURCE:	Central Virginia Bankshares, Inc.

CONTACT: Charles F. Catlett, III - Senior Vice President and Chief Financial Officer, (804) 403-2002

Central Virginia Bankshares, Inc.	First Quarter
	(Unaudited)
	March 31, 2007	March 31, 2006
Net Income	849,509	1,296,391
Interest & Fees on Loans	4,397,089	3,960,385
Interest on Investments	2,543,041	2,347,499
Interest on Funds Sold	309,816	240
Interest on Deposits	3,207,670	2,085,492
Interest on Borrowings	487,464	487,406
Net Interest Income (FTE)	3,729,732	3,924,137
Non Interest Income	801,741	972,215
Loan Loss Provision	0	0
Interest Expense	3,695,134	2,572,898
Non Interest Expense	3,319,573	3,042,136
Period End Balances:
Investment Securities	183,438,079	161,218,850
Fed Funds Sold	25,310,000	5,246,000
Loans (net of Unearned Discount)	212,670,919	206,162,995
Loan Loss Reserve	2,874,295	2,907,975
Non Interest Bearing Deposits	47,105,907	49,112,082
Total Deposits	378,090,506	336,240,598
Borrowings	40,212,000	35,826,500
Assets	459,121,421	407,788,702
Period End Shareholders Equity	38,169,551	33,298,894
Average Balances:
Average Assets	444,948,120	400,422,261
Average Earning Assets	415,152,563	371,814,841
Investment Securities	180,780,593	170,293,793
Federal Funds Sold	23,978,611	79,567
Mortgage Loans Held for Sale	663,544	709,471
Loans (net of Unearned Discount)	209,729,814	200,732,011
Non Interest Bearing Deposits	42,704,002	44,655,198
Total Deposits	364,844,452	321,802,404
FHLB Overnight Advances	0	4,533,333
FHLB Term Borrowings	35,000,000	25,966,667
Fed Funds Purchased & REPO	62,161	7,300,811
Average Shareholders Equity	37,564,856	33,627,483
Average Shares Outstanding – Basic	2,423,246	2,400,460
Average Shares Outstanding - Fully Diluted	2,455,648	2,440,743
Asset Quality:
Charged Off Loans	31,660	26,302
Recoveries	16,459	16,607
Period End: Non -Accrual Loans	1,512,037	693,228
Loans Past Due 90 Days or More	136,244	159,847
Other Non Performing Assets	0	110,830
Other Real Estate	0	0
Total Non Performing Assets	1,648,282	963,906
Per Share Data & Ratios:
Net Income Per Share - Basic	$0.35	$0.54
Net Income Per Share - Diluted	$0.35	$0.53
Period End Book Value Per Share	$15.72	$13.86
Return on Average Assets	0.76%	1.30%
Return on Average Equity	9.05%	15.42%
Efficiency Ratio	73.26%	62.13%
Average Loans to Average Deposits	57.48%	62.38%
Reserve for Loan Losses / Loans EOP	1.35%	1.41%
Net Interest Margin (FTE)	3.59%	4.22%

SOURCE:	Central Virginia Bankshares, Inc.

CONTACT: Charles F. Catlett, III - Senior Vice President and Chief Financial Officer, (804) 403-2002